Exhibit 5.1

OWEN M. NACCARATO, Esq.
Naccarato & Associates
18881 Von Karman Ave., Suite 1440
Irvine, CA 92612
Office: (949) 851-9261 Facsimile: (949) 851-9262

February 9, 2017

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re: MyDx, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by MyDx, Inc., a Nevada corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) on or about February 9, 2017 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 150,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Stock”), that are subject to issuance by the Company under the MyDx, Inc. 2017 Incentive Plan (the “Initial Plan”).

In rendering this opinion, we have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement will be, when so issued, duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Owen Naccarato, Esq.
Naccarato & Associates